Exhibit 99.2

Talkspace Announces Proposed Settlement of Stockholder Derivative Action Lawsuit

NEW YORK, July 25, 2023 (GLOBE NEWSWIRE) -- Talkspace (Nasdaq: TALK), a leading behavioral healthcare company, today announced that on June 30, 2023, the United States District Court for the Southern District of New York (the “Court”) issued an order providing for preliminary approval of the proposed settlement of the claims asserted nominally on behalf of the company against the individual defendants named in the previously disclosed stockholder derivative action entitled In re Talkspace Stockholder Derivative Litigation, (Case No. 12-cv-05016-PGG) pending before the Court in accordance with the Stipulation of Settlement, dated May 18, 2023 (the “Stipulation of Settlement”).

A copy of the court‐approved notice of the Stipulation of Settlement describing the litigation and the settlement in greater detail and specifying the procedures and deadlines for any stockholder objections is available along with the Long-Form Notice on Talkspace’s Investor Relations website at https://investors.talkspace.com/investor-relations/.

About Talkspace

Talkspace (Nasdaq: TALK) is a leading virtual behavioral healthcare company committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall healthcare and should be available to everyone. Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services from self-guided products to individual and couples therapy, in addition to psychiatric treatment and medication management. With Talkspace’s core psychotherapy offering, members are matched with one of thousands of licensed providers across all 50 states and can choose from a variety of subscription plans including video, text or audio chat sessions and/or unlimited text messaging.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. Talkspace covered approximately 112 million lives as of May 2, 2023, through our partnerships with employers, health plans, and paid benefits programs.

For more information, visit www.talkspace.com.

Contacts

For Media and Investors:

Neal Nagaragan

Sloane & Company

(301) 273-5662

nnagarajan@sloanepr.com